Exhibit 99.1

Del Monte Foods Company P.O. Box 193575 San Francisco, CA 94119-3575	NEWS RELEASE
DEL MONTE FOODS COMPANY REPORTS
FISCAL 2006 FIRST QUARTER
Delivers Strong Revenue Growth of Over 7%

SAN FRANCISCO, September 1, 2005- Del Monte Foods Company (NYSE: DLM):
Announcement Highlights
•	Q1 net sales increased 7.2%; year-over-year increase primarily driven by successful pricing actions and increased volume from existing and new products

•	Reported diluted EPS from continuing operations of $0.08 in Q1F06 compared to $0.04 (included $0.02 integration expense) in Q1F05

•	Impacted by inflationary costs, including increased energy and transportation costs related to higher oil and natural gas prices

•	Successfully executed $125 million share repurchase program via an accelerated share buyback program

•	Reaffirmed fiscal 2006 guidance; Company continues to expect sales growth of 1% to 3% and diluted earnings per share from continuing operations of $0.75 to $0.80; pricing benefit and positive volume growth expected to continue along with increased inflationary costs
First Quarter Results
Del Monte Foods Company today reported income from continuing operations of $16.3 million and diluted earnings per share of $0.08 for the first quarter ended July 31, 2005, compared to income from continuing operations of $8.6 million and $0.04 per diluted share for the prior year period. First quarter fiscal 2005 results included $8.6 million ($0.02 per share) of integration expense.
Del Monte’s year-over-year first quarter earnings increase was driven by the positive impact of higher pricing. Lower integration expense, reduced interest expense, lower commodity costs and new and existing product volume growth also positively impacted earnings. Increased inflationary costs in steel, energy, logistics and other transportation-related costs, higher overhead expense and higher fish costs partially offset the positive earnings.
First quarter net sales increased 7.2% from the prior year period to $671.1 million. The increase in net sales was driven primarily by increased pricing across the businesses and volume growth from existing and new products partially offset by volume loss associated with price increases (elasticity). Sales increased across each of Del Monte Foods’ operating segments.
“We are pleased with the quarter’s results in both our Consumer and Pet businesses,” said Richard G. Wolford, Chairman and CEO of Del Monte Foods. “Our strong brands have enabled the successful pricing actions taken over the last several quarters as inflationary cost pressures persisted and fish costs increased. As well, our aggressive supply chain cost reduction program continues to deliver savings – this will be particularly important as oil prices have continued to rise. Looking forward, we are making progress on Project Brand which is sharpening our business focus and accelerating the orientation of our business around our leading brands.”
Reportable Segment Detail
For the first quarter, Consumer Products net sales were $476.7 million, an increase of 6.6% over the prior year period. The increase was driven primarily by the same factors that impacted the Company as a whole, including increased pricing and volume growth from existing and new products across all operating segments. Partially offsetting the net sales increase were declines in volume associated with price increases in Del Monte Brands and with a change in tuna strategy in StarKist Seafood. The Company continued to successfully execute against its cost reduction initiatives. However, increased inflationary, other operating and fish costs more than offset the positive pricing and volume benefits as well as cost reduction savings and lower integration expense. Correspondingly, Consumer Products operating income decreased 1.1% from $35.3 million in first quarter fiscal 2005 to $34.9 million in first quarter fiscal 2006.
For the first quarter, Pet Products net sales were $194.4 million, an increase of 8.6% over the prior year period. The increase in Pet Products net sales, across both pet food and pet snacks businesses, was driven primarily by positive volume from new and existing products. Strong sales in the dry dog food and pet snacks businesses and lower trade spend also contributed to the growth. Pet Products operating income increased 39.9% from $16.8 million in first quarter fiscal 2005 to $23.5 million in first quarter fiscal 2006. Increased earnings from volume growth in both higher new and existing products and lower trade spend were partially offset by increased inflationary costs.
Share Repurchase
On June 30, 2005, the Company announced it had purchased approximately 12 million shares of the Company’s common stock from Goldman Sachs International in a private transaction in connection with an accelerated stock buyback (“ASB”) arrangement. The shares were repurchased for an upfront payment of approximately $125 million, or $10.42 per share, subject to a price adjustment provision and excluding commission. The upfront payment was funded with the Company’s cash balances.
The ASB enabled Del Monte to purchase the shares immediately and Goldman Sachs is expected to purchase an equivalent amount of shares in the open-market over time. The program is expected to be completed within approximately sixteen months of the initial purchase from Goldman Sachs. At the end of the program, the Company will receive or pay a price adjustment generally based on the volume weighted average price of shares traded during the purchase period. Approximately half of the shares purchased in connection with the ASB are subject to a collar, a contract that sets a minimum and maximum price for purposes of calculating the price adjustment. Goldman Sachs has agreed that its purchases of the Company’s common stock in the open market in connection with the ASB will be accomplished in accordance with the Rule 10b-18 volume and timing guidelines applicable to the Company. The repurchased shares are being held in treasury.
Outlook
For fiscal 2006, the Company reiterated that it expects sales growth of approximately 1% to 3% over fiscal 2005 net sales of $3,180.9 million. Diluted earnings per share is expected to be $0.75 to $0.80. The Company expects cash provided by operating activities, less cash used in investing activities, of approximately $190 to $200 million.
Fiscal 2006 net sales growth is expected to be driven by pricing actions the Company has taken and improved volume from new products. During the fourth quarter fiscal 2005, the Company announced additional pricing actions, primarily in Consumer Products, which combined with cost savings initiatives, will help offset the effect of continued higher costs. Earnings performance is expected to be driven by improved gross margin, lower interest expense and lower integration expense, partially offset by higher employee-related expenses and higher fuel-related customer delivery costs. The Company intends to carefully monitor the continuing escalation in oil and natural gas prices, which today are higher than the Company’s initial expectations for the full year.
For the fiscal 2006 second quarter, the Company expects sales to be approximately flat to up 2% versus net sales of $846.6 million in the second quarter of fiscal 2005. Diluted earnings per share is expected to be approximately $0.16 to $0.21. The Company reported diluted earnings per share of $0.20 from continuing operations for the second quarter of fiscal 2005, including integration expense of $0.01 per share.
Del Monte Foods
Del Monte Foods is one of the country’s largest and most well known producers, distributors and marketers of premium quality, branded and private label food and pet products for the U.S. retail market, generating over $3 billion in net sales in fiscal 2005. With a powerful portfolio of brands including Del Monte®, Contadina®, StarKist®, S&W®, Nature’s Goodness™, College Inn®, 9Lives®, Kibbles ‘n Bits®, Pup-Peroni®, Snausages®, Pounce® and Meaty Bone®, Del Monte products are found in nine out of ten American households. For more information on Del Monte Foods Company (NYSE:DLM), visit the Company’s website at www.delmonte.com.
Del Monte Foods will host a live audio web cast, accompanied by a slide presentation, to discuss its fiscal 2006 first quarter at 8:00 a.m. PT (11:00 a.m. ET) today. The web cast slide presentation and historical, quarterly results can be accessed at www.delmonte.com/Company/investors. The audio portion of the webcast may also be accessed during the call (listen-only mode) as follows: 1-888-847-6588 (1-773-681-5870 outside the U.S. and Canada), verbal code: Del Monte Foods. The web cast and slide presentation will be available online following the presentation.
This press release contains forward-looking statements conveying management’s expectations as to the future based on plans, estimates and projections at the time the Company makes the statements. Forward-looking statements involve inherent risks and uncertainties and the Company cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. The forward-looking statements contained in this press release include statements related to future financial operating results and business plans.
Factors that could cause actual results to differ materially from those described in this press release include, among others: general economic and business conditions; cost and availability of commodities, ingredients and other raw materials, including without limitation, steel, energy, fuel, grains, meat by-products and tuna; logistics and other transportation-related costs; ability to increase prices and reduce costs; our debt levels and ability to service our debt; costs and results of efforts to improve the performance and market share of our businesses; reduced sales, disruptions, costs or other charges to earnings that may be generated by our strategic plan, including related disposition efforts; acquisitions, if any, including identification of appropriate targets and successful integration of any acquired business; effectiveness of marketing, pricing and trade promotion programs; changing consumer and pet preferences; timely launch and market acceptance of new products; competition, including pricing and promotional spending levels by competitors; product liability claims; weather conditions; crop yields; changes in U.S., foreign or local tax laws and effective rates; interest rate fluctuations; the loss of significant customers or a substantial reduction in orders from these customers or the bankruptcy of any such customer; changes in business strategy or development plans; availability, terms and deployment of capital; dependence on co-packers, some of whom may be competitors or sole-source suppliers; changes in, or the failure or inability to comply with, U.S., foreign and local governmental regulations, including environmental regulations; litigation; industry trends, including changes in buying, inventory and other business practices by customers; public safety and health issues; and other factors.
These factors and other risks and uncertainties are described in more detail, from time to time, in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake to update any of these statements in light of new information or future events.

Del Monte Foods Company — Selected Financial Information
Net Sales by Segment
(in millions)

	Three Months Ended
	July 31,	August 1,
Net Sales:	2005	2004
Consumer Products	$476.7	$447.0
Pet Products	194.4	179.0

Total company	$671.1	$626.0

Operating Income by Segment
(in millions)

	Three Months Ended
	July 31,	August 1,
Operating Income:	2005	2004
Consumer Products	$34.9	$35.3
Pet Products	23.5	16.8
Corporate (a)	(11.0)	(11.6)

Total company	$47.4	$40.5

     (a) Corporate represents expenses not directly attributable to reportable segments.

Selected Balance Sheet Data
(In millions)

	As of
	July 31,	May 1,
	2005	2005
Cash and cash equivalents	$41.7	$145.9
Trade accounts receivable, net of allowance	169.8	212.6
Inventories	956.0	825.1
Total assets	3,480.7	3,530.6
Accounts payable and accrued expenses	433.7	387.3
Short-term borrowings	1.2	1.0
Long-term debt, including current portion	1,305.7	1,306.1
Stockholders’ equity	1,155.4	1,260.6
Selected Cash Flow Data
(In millions)

	Three Months Ended
	July 31,	August 1,
	2005	2004
Net cash provided by (used in) operating activities	$6.8	$(104.1)
Net cash provided by (used in) investing activities	14.0	(14.4)

Total (b)	20.8	(118.5)
Net cash provided by (used in) financing activities	(125.0)	86.8
Depreciation and amortization	23.6	22.4
Other Financial Data
(In millions)

	As of
	July 31,	May 1,	August 1,
	2005	2005	2004
Short-term borrowings	$1.2	$1.0	$88.5
Current portion of long-term debt	4.5	1.7	6.3
Long-term debt (excluding current portion)	1,301.2	1,304.4	1,367.6

Total Debt	1,306.9	1,307.1	1,462.4

Cash and cash equivalents	41.7	145.9	5.3

Total Debt Net of Cash	$1,265.2	$1,161.2	$1,457.1

(b)	Cash provided by operating activities plus cash provided by investing activities was $20.8 million in the first quarter fiscal 2006 versus cash used in operating activities plus cash used in investing activities of negative $118.5 million for the prior year period, driven primarily by timing differences in the pack season.

DEL MONTE FOODS COMPANY
Consolidated Statements of Income
(in millions, except share and per share data)

	Three Months Ended
	July 31,	August 1,
	2005	2004
Net sales	$671.1	$626.0
Cost of products sold	509.3	479.2

Gross profit	161.8	146.8
Selling, general and administrative expense	114.4	106.3

Operating income	47.4	40.5
Interest expense	21.2	24.6
Other expense	—	2.0

Income from continuing operations before income taxes	26.2	13.9
Provision for income taxes	9.9	5.3

Income from continuing operations	16.3	8.6
Loss from discontinued operations before income taxes	(0.2)	(0.1)
Income tax benefit	(0.1)	—

Loss from discontinued operations	(0.1)	(0.1)

Net income	$16.2	$8.5

Earnings per common share (EPS)
Basic:
Basic Average Shares	207,800,806	209,814,652
EPS — Continuing Operations	$0.08	$0.04
EPS — Discontinued Operations	—	—

EPS — Total	$0.08	$0.04

Diluted:
Diluted Average Shares	210,546,752	211,860,255
EPS — Continuing Operations	$0.08	$0.04
EPS — Discontinued Operations	—	—

EPS — Total	$0.08	$0.04

CONTACTS:

Media Brandy Bergman/Robin Weinberg Citigate Sard Verbinnen (212) 687-8080	Analysts Jennifer Garrison Del Monte Foods (415) 247-3382
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